Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated March 20, 2012

SEC Legend:

JPMorgan Chase [and] Co. has filed a registration statement (including a prospectus) with the SEC for any offerings of securities to which these materials relate. Before you invest in any offering of securities by JPMorgan
Chase [and] Co., you should read the prospectus in that registration statement, each prospectus supplement, as well as the particular product supplement
,underlying supplement, term sheet and any other documents that JPMorgan Chase
[and] Co. has filed with the SEC relating to such offering for more complete information about JPMorgan Chase [and] Co. and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, JPMorgan Chase [and] Co., any agent or any dealer participating in the particular offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

Certificate of Deposit Legend:

The information contained in this document is for discussion purposes only. The final terms of any Certificates of Deposit offered by JPMorgan Chase Bank,
N.A., may be different from the terms set forth herein and any such final terms will depend on, among other things, market conditions on the applicable pricing date for such Certificates of Deposit. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent term sheet and/or disclosure supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such term sheet and/or disclosure supplement, such term sheet and/or disclosure supplement shall govern.

IRS Circular 230 Disclosure:

This communication was written in connection with the promotion or marketing, to the extent permitted by applicable law, of the transaction(s) or matter(s)
addressed herein by persons unaffiliated with JPMorgan Chase [and] Co. However,
JPMorgan Chase [and] Co. and its affiliates do not provide tax advice. Accordingly, to the extent this communication contains any discussion of tax matters, such communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Any recipient of this communication should seek advice from an independent tax advisor based on the recipient's particular circumstances.

Other Legends:

Investment suitability must be determined individually for each investor, and the financial instruments described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments. Structured
Investments may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. J.P. Morgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein. J.P. Morgan is the marketing name for JPMorgan Chase [and]Co. and its subsidiaries and affiliates worldwide.
J.P. Morgan Securities LLC is a member of FINRA, NYSE, and SIPC. Clients should contact their salesperson at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

[C]All Rights Reserved

REN Risk Considerations

General Risk Considerations

Certain Risk Considerations -- Return Enhanced Notes (RENs)

YOUR INVESTMENT MAY RESULT IN A LOSS-- RENs do not guarantee any return of principal. The return on the RENs at maturity is linked to the performance of the applicable underlying index and will depend on whether and the extent to which the underlying index return is positive or negative during the term of the RENs.

YOUR MAXIMUM GAIN ON THE RENs IS LIMITED TO THE MAXIMUM TOTAL RETURN-- For each
REN, if the applicable index return is positive, you will receive at maturity your principal plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the index appreciation, which may be significant.

Certain Risk Considerations -- General

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS - As a holder of any notes that may be issued by us, you may not receive any interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the underlying index or basket may have.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES
DESCRIBED ABOVE PRIOR TO MATURITY - While the payment at maturity described in the term sheet, pricing supplement or prospectus, as the case may be (each an
"Offering Document" and collectively, the "Offering Documents") would be based on the full principal amount of any notes sold by J.P. Morgan Chase [and] Co., the original issue price of any notes we issue includes an agent's commission and the cost of hedging our obligations under such notes through one or more of our affiliates. As a result, the price, if any, at which an affiliate of J.P.
Morgan will be willing to purchase such notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.
The notes described will not be designed to be short-term trading instruments.
YOU SHOULD BE WILLING TO HOLD ANY NOTES THAT WE ULTIMATELY ISSUE TO MATURITY.

POTENTIAL CONFLICTS - We and our affiliates play a variety of roles in connection with any potential issuance of the notes described in the Offering
Documents, including acting as calculation agent and hedging our obligations under such notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours would be potentially adverse to your interests as an investor in such notes.

LACK OF LIQUIDITY - The notes described above will not be listed on any securities exchange. There may be no secondary market for such notes, and an affiliate of J.P. Morgan will not be required, although we intend to do so, to purchase notes in the secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell any notes issued by J.P. Morgan Chase [and] Co. easily. Because other dealers are not likely to make a secondary market for such notes, prices for the notes described above in any secondary market are likely to depend on the price, if any, at which an affiliate of J.P. Morgan is willing to buy such notes.

J.P. MORGAN CREDIT RISK - Because any notes that may be issued by us would be our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES DESCRIBED
ABOVE - In addition to the level of the underlying index or basket on any day, the value of any notes that may be issued by us described above will be affected by a number of economic and market factors that may either offset or magnify each other, including:

the expected volatility of the underlying index or basket; the time to maturity of the notes described in the Offering Documents; if the underlying index or indices are linked to equity securities, the dividend rate on the common stocks underlying the index or indices; if the underlying index or indices or basket are linked to commodities, the market price of the physical commodities upon which the futures contracts that compose the underlying index or indices or basket of commodities are based or the exchange-traded futures contracts on such commodities; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events; and our credit worthiness.

General Risk Considerations

CD Risk Considerations

BREN Risk Considerations

REN Risk Considerations

Certain Risk Considerations -- General

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS - As a holder of any notes that may be issued by us, you may not receive any interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the underlying index or basket may have.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES
DESCRIBED ABOVE PRIOR TO MATURITY - While the payment at maturity described in the term sheet, pricing supplement or prospectus, as the case may be (each an
"Offering Document" and collectively, the "Offering Documents") would be based on the full principal amount of any notes sold by J.P. Morgan Chase [and] Co., the original issue price of any notes we issue includes an agent's commission and the cost of hedging our obligations under such notes through one or more of our affiliates. As a result, the price, if any, at which an affiliate of J.P.
Morgan will be willing to purchase such notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.
The notes described will not be designed to be short-term trading instruments.
YOU SHOULD BE WILLING TO HOLD ANY NOTES THAT WE ULTIMATELY ISSUE TO MATURITY.

POTENTIAL CONFLICTS - We and our affiliates play a variety of roles in connection with any potential issuance of the notes described in the Offering
Documents, including acting as calculation agent and hedging our obligations under such notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours would be potentially adverse to your interests as an investor in such notes.

LACK OF LIQUIDITY - The notes described above will not be listed on any securities exchange. There may be no secondary market for such notes, and an affiliate of J.P. Morgan will not be required, although we intend to do so, to purchase notes in the secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell any notes issued by J.P. Morgan Chase [and] Co. easily. Because other dealers are not likely to make a secondary market for such notes, prices for the notes described above in any secondary market are likely to depend on the price, if any, at which an affiliate of J.P. Morgan is willing to buy such notes.

J.P. MORGAN CREDIT RISK - Because any notes that may be issued by us would be our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES DESCRIBED
ABOVE - In addition to the level of the underlying index or basket on any day, the value of any notes that may be issued by us described above will be affected by a number of economic and market factors that may either offset or magnify each other, including:

the expected volatility of the underlying index or basket; the time to maturity of the notes described in the Offering Documents; if the underlying index or indices are linked to equity securities, the dividend rate on the common stocks underlying the index or indices; if the underlying index or indices or basket are linked to commodities, the market price of the physical commodities upon which the futures contracts that compose the underlying index or indices or basket of commodities are based or the exchange-traded futures contracts on such commodities; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events; and our credit worthiness.

Certain Risk Considerations -- Certificates of Deposit (CDs)

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS - As a holder of any CDs that may be issued by us, you may not receive any interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlying security or the securities comprising any underlying index, fund or basket may have.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE CDs
DESCRIBED ABOVE PRIOR TO MATURITY - While any payments on the CD's described in the Offering Documents would be based on the full principal amount of any CDs sold by JPMorgan Chase Bank N.A., the original issue price of any CDs we issue includes an agent's commission and the cost of hedging our obligations under such CDs. As a result, the price, if any, at which an affiliate of J.P.
Morgan will be willing to purchase such CDs from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.
The CDs described will not be designed to be short-term trading instruments.
YOUR PRINCIPAL IS PROTECTED ONLY AT MATURITY.

POTENTIAL CONFLICTS - We and our affiliates play a variety of roles in connection with any potential issuance of the CDs described in the Offering
Documents, including acting as calculation agent and hedging our obligations under such CDs. In performing these duties, the economic interests of the calculation agent and other affiliates of ours would be potentially adverse to your interests as an investor in such CDs.

LACK OF LIQUIDITY - The CDs will not be listed on an organized securities exchange. There may be little or no secondary market for the CDs. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the CDs easily. J.P. Morgan Securities LLC may act as a market maker for the CDs, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the CDs, the price at which you may be able to trade your CDs is likely to depend on the price, if any, at which J.P. Morgan Securities LLC is willing to buy the CDs. If at any time J.P. Morgan Securities LLC was not acting as a market maker, it is likely that there would be little or no secondary market for the CDs.

YOU WILL HAVE LIMITED RIGHTS TO WITHDRAW YOUR FUNDS PRIOR TO THE STATED
MATURITY DATE OF THE CDs. - By purchasing a CD, you will agree with JPMorgan
Chase Bank, NA to keep your funds on deposit for the term of the CD. Early withdrawals are permitted only in the event of the death or adjudication of incompetence of the beneficial owner of a CD. Therefore, you should not rely on this possibility for gaining access to your funds prior to the stated maturity date in the Offering Documents.

Certain Risk Considerations -- Return Enhanced Notes (BRENs)

YOUR INVESTMENT MAY RESULT IN A LOSS-- BRENs do not guarantee any return of principal in excess of the buffer amount and, in some structures, may not return any principal at all. The return on the BRENs at maturity is linked to the performance of the applicable underlying index and will depend on whether and the extent to which the underlying index return is positive or negative during the term of the BRENs. If the notes have a 1:1 downside leverage factor beyond the buffer, your investment will be exposed to any decline in the level of the index, as compared to its starting level, beyond the buffer amount.

YOUR MAXIMUM GAIN ON THE BRENs MAY BE LIMITED TO THE MAXIMUM TOTAL RETURN-- For
each BREN, if the applicable index return is positive, you will receive at maturity your principal plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the index appreciation, which may be significant.

Certain Risk Considerations -- Return Enhanced Notes (RENs)

YOUR INVESTMENT MAY RESULT IN A LOSS-- RENs do not guarantee any return of principal. The return on the RENs at maturity is linked to the performance of the applicable underlying index and will depend on whether and the extent to which the underlying index return is positive or negative during the term of the RENs.

YOUR MAXIMUM GAIN ON THE RENs IS LIMITED TO THE MAXIMUM TOTAL RETURN-- For each
REN, if the applicable index return is positive, you will receive at maturity your principal plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the index appreciation, which may be significant.